United States securities and exchange commission logo





                     February 16, 2021

       Prabu Natarajan
       Chief Financial Officer
       Science Applications International Corporation
       12010 Sunset Hills Road
       Reston, VA 20190

                                                        Re: Science
Applications International Corp
                                                            Form 10-K for the
Year Ended January 31, 2020
                                                            Filed March 27,
2020
                                                            File No. 001-35832

       Dear Mr. Natarajan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology